News Release

United Community Bank and Integra Bank Announce Agreement for Purchase of Branches and Loans from Integra

LAWRENCEBURG, INDIANA and EVANSVILLE, INDIANA – February 1, 2010 – United Community Bancorp (NASDAQ Global Market: UCBA)   and Integra Bank Corporation (NASDAQ Global Market: IBNK) announced today that United Community Bank (“United”), the wholly-owned subsidiary of United Community Bancorp, has agreed to purchase three banking offices of Integra Bank Corporation’s wholly-owned bank subsidiary, Integra Bank N.A. (“Integra”).  The offices are located in Milan, Osgood and Versailles, Indiana. In addition, United has agreed to acquire a group of commercial and residential mortgage loans from Integra.

United will assume approximately $54.4 million of deposit liabilities related to the three branches, as well as $38.6 million of branch loans and $12.3 million of additional commercial and residential mortgage loans selected by United that were originated in other Integra offices.

United will pay a 4.50% deposit premium for the deposit liabilities it assumes, with the exception of municipal deposits that are issued after the date of the agreement which will be acquired at par,  while the loans will be acquired at their outstanding principal balance.  United will not assume any brokered deposits or Keogh accounts in the transaction. The three banking office premises will be sold at their fair market value and all other fixed assets will be sold at their book values.  Both Integra and United expect that the transaction will have a minimal impact on the liquidity of either company, as it has been designed to be liquidity neutral, meaning that minimal cash is expected to exchange hands.  The transactions are subject to customary conditions, including regulatory approval. The parties expect the branch purchase transaction to close in the first half of 2010.

William F. Ritzmann, President and Chief Executive Officer of United, stated, "We are excited about this opportunity to expand our banking operations into neighboring Ripley County.  Customers of the branches should know that we are working diligently with Integra so that the transition will be seamless to them.  We are also very pleased that, following initial transaction expenses, this transaction is expected to be immediately accretive to earnings per share for United Community Bancorp’s shareholders once the transaction closes.”

Following completion of this transaction, United will have nine Indiana branches - four in Lawrenceburg; one in Aurora; one in St. Leon; one in Osgood; one in Milan; and one in Versailles.  Upon the completion of the transaction, United is expected to have approximately $450 million in assets and $390 million in deposits.

Michael J. Alley, Chairman and Chief Executive Officer of Integra commented, “We are pleased to work with the team at United Community Bank to complete this transaction.  Our Integra associates in Milan, Osgood and Versailles have done a great job serving their customers and I am confident that this will continue.”

Alley also stated, “This divestiture enhances our capital and is part of a multi-step strategy we are executing that will improve our capital and liquidity positions, reduce our credit risk and accelerate our return to profitability.  We expect to execute additional branch sales in 2010, as well as sales of both non-performing and performing loans.  Based upon letters of intent we have received from other institutions who have performed or are currently performing due diligence, we expect to announce additional agreements for sales in the next 90 days that will provide additional capital and narrow our operating footprint.”

Kilpatrick Stockton LLP served as legal counsel to United and Ice Miller LLP served as legal counsel to Integra.  RP Financial, LC. acted as financial advisor to United and Keefe Bruyette & Woods, Inc. acted as financial advisor to Integra.

Forward-Looking Statements
This press release contains statements about the proposed sale of Integra Bank branch offices and other assets to United Community Bank and the impact on both Integra Bank and United Community Bank. These statements are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.  Forward-looking statements are not guarantees of future performance. These statements are based upon current expectations, forecasts and assumptions that are subject to risks, uncertainties and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, the satisfaction of customary closing conditions set forth in the various agreements between the parties, including the receipt of regulatory approval for the branch sale, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in United Community Bancorp’s and Integra Bank Corporation’s respective filings with the Securities and Exchange Commission.

About United Community Bancorp
United Community Bancorp is the holding company of United Community Bank, headquartered in Lawrenceburg, Indiana.  United Community Bank currently operates six offices and nine ATMs in Dearborn County, Indiana, and has total assets of approximately $398.4 million.  For more information about United Community Bank, please visit us online at www.bankucb.com.

About Integra Bank Corporation
Headquartered in Evansville, Indiana, Integra Bank Corporation is the parent of Integra Bank N.A. As of September 30, 2009, Integra had $3.3 billion in total assets.  Integra operates 69 banking centers and 116 ATMs at locations in Indiana, Kentucky, Illinois and Ohio. Integra Bank Corporation’s common stock is listed on the Nasdaq Global Market under the symbol IBNK. Additional information may be found at Integra’s web site, www.integrabank.com.

Contacts:
(Integra Bank):
Mike Alley, Chairman and CEO – (812) 461-5795
Mike Carroll, Chief Financial Officer – (812) 464-9673
Gretchen Dunn, Shareholder Relations – (812) 464-9677

(United Community Bank):
William P. Ritzmann, President and CEO – (812) 537-4822